UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): March 3, 2015

Aly Energy Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	033-92894	75-2440201
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Riverway, Suite 920

Houston, Texas 77056

(Address of principal executive offices)

Registrant’s telephone number, including area code: 713-333-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 3, 2015, the board of directors expanded the size of the board of directors from six to seven persons and elected Mr. Timothy J. Pirie to fill the vacancy created thereby. Mr. Pirie, 49, has more than 28 years of experience in the oilfield service industry. Among other current and recent projects, Mr. Pirie is the founder, director and president of Canadian Nitrogen Services Ltd, a Canadian based N2 pumping service utilizing membrane technology with operations in Canada, USA and Saudi Arabia; founder, director and  president of Prospect Energy Services, a privately held Canadian holding company; director of Petro Toro Inc., a Peruvian focused oil and gas exploration company; and founder and director of Decisive Dividend Corporation, a publicly held Canadian company.

Prior to April 15, 2014, Mr. Pirie was the President and one of the principal beneficial owners of United Centrifuge USA LLC. As we have previously disclosed, on April 15, 2014, Aly Energy acquired United Centrifuge USA LLC (the “United Acquisition”) for total consideration of approximately $24.5 million, comprised of the following (in thousands):

Cash Consideration Paid, Net of Cash Acquired	$15,063
Fair Value of Aly Centrifuge Preferred Stock Issued	5,101
Fair Value of Contingent Consideration	3,517
Accounts Payable – Affiliates	821
Total Consideration	24,502

The cash portion of the consideration was $15.1 million, net of cash acquired of $0.6 million. Preferred stock issued as consideration in the United Acquisition (“Aly Centrifuge Preferred Stock”) consists of 5,000 shares with an estimated fair value of $5.1 million. The contingent consideration consists of up to three future cash payments to the sellers in an amount equal to 5% of the gross revenues of the business acquired for each of the 12 month periods ending on March 31, 2015, 2016 and 2017; provided, however, that the aggregate contingent consideration will not exceed $5.0 million. On September 19, 2014, in accordance with the terms of the purchase agreement, a cash payment of approximately $0.8 million, consisting of $0.6 million of cash acquired in the transaction and a preliminary working capital adjustment of $0.2 million, was made to the sellers.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aly Energy Services, Inc.

Dated: March 5, 2015	By:	/s/ Munawar H. Hidayatallah
Munawar H. Hidayatallah
Chairman and CEO